Exhibit 99.1

Inspire Veterinary Partners, Inc. Announces Closing of $6.4 Million Initial Public Offering

Virginia Beach, VA, (August 31, 2023) (ACCESSWIRE) - - Inspire Veterinary Partners, Inc. (Nasdaq: IVP) (“Inspire” or the “Company”), an owner and provider of pet health care services throughout the US, today announced it has closed its previously announced initial public offering of 1,600,000 shares of common stock at a public offering price of $4.00 per share for aggregate gross proceeds of approximately $6.4 million, prior to deducting underwriting discounts, commissions, and other offering expenses.

In addition, the Company has granted the underwriters a 45-day option to purchase up to an additional 15% of shares of common stock at the initial public offering price, less underwriting discounts and commissions to cover over-allotments, if any.

Inspire expects to use the net proceeds from the offering primarily to fund the development of new products and improvements to existing products; expand sales and marketing capabilities; and for general corporate purposes, including capital expenditures and working capital.

Spartan Capital Securities, LLC is acting as sole book-running manager for the offering.

A registration statement on Form S-1, as amended (File No. 333-271198), was filed with the Securities and Exchange Commission (“SEC”) and was declared effective by the SEC on August 29, 2023. A final prospectus relating to the offering will be filed with the SEC and will be available on the SEC's website at www.sec.gov. Electronic copies of the final prospectus relating to this offering, when available, may be obtained from Spartan Capital Securities, LLC, 45 Broadway, New York, NY 10006, or by telephone at (877) 772-7818.

This press release does not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Inspire Veterinary Partners, Inc.

Inspire Veterinary Partners is an owner/operator of  veterinary hospitals in the US. As the Company expands, it is adding new services hospitals, including mixed animal facilities, critical and emergency care, and other specialty services such as equine, in one location.

For more information, please visit: www.inspirevet.com

Connect with Inspire Veterinary Partners, Inc.

Facebook

https://www.facebook.com/InspireVeterinaryPartners/

LinkedIn

https://www.linkedin.com/company/inspire-veterinary-partners/

Forward-Looking Statements

This press release contains forward-looking statements regarding the Company’s current expectations. These forward-looking statements include, without limitation, references to the Company’s expectations regarding the closing of the public offering and its anticipated use of net proceeds from the offering. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could cause actual results to differ include, but are not limited to, risks and uncertainties related to the satisfaction of customary closing conditions related to the public offering, or factors that result in changes to the Company's anticipated use of proceeds. These and other risks and uncertainties are described more fully in the section captioned "Risk Factors" in the Company’s Registration Statement on Form S-1 related to the public offering (SEC File No. File No. #). Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no duty to update such information except as required under applicable law.

Investor Contact

TraDigital IR
Kevin McGrath
+1-646-418-7002
kevin@tradigitalir.com

General Inquires

Morgan Wood

Mwood@inspirevet.com

  Source: Inspire Veterinary Partners, Inc.